EXHIBIT 10.16

Execution Copy

SHARE PURCHASE AGREEMENT

October [*], 2018

Schedule 1	Contact Details
Schedule 4	Representations and Warranties of the Seller Relating to the Company
Schedule 5.5	Purchaser Governmental Approvals
Schedule 6.7	Consents and Notices
Schedule 6.9	Resigning Officers and Directors

Disclosure Schedule

Exhibit A	Form of Resignation, Waiver and Release Letter for Resigning Officers and Directors

Exhibit B	Amended and Restated Articles of Incorporation of the Company

SHARE PURCHASE AGREEMENT

THIS SHARE PURCHASE AGREEMENT (this “Agreement”) is entered into on October [*], 2018 by and among:

(1)	Ji Jun Hong, a citizen of the Republic of Korea (“Korea”) residing at ______ (“Chairman Hong” or the “Seller”); and

(2)	SolarEdge Technologies Korea Co., Ltd., a company incorporated under the laws of Korea, having its principal office at 3-307, 308, Office A, 17 Worldcupbuk-ro 54gil, Mapo-gu, Seoul, Korea (the “Purchaser”).

The Seller and the Purchaser shall hereinafter be referred to individually as a “Party” and collectively as “Parties” as the context may require.

RECITALS

WHEREAS, the Seller owns 4,887,596 shares of common stock of Kokam Co., Ltd., a joint stock company (chusik hoesa in Korean) duly organized and existing under the Laws of Korea with its registered office at 30-78 1220 Beongil Gyeongsu-Daero, Jangan-gu, Suwon-si, Gyeonggi-do, Korea (the “Company”), representing 32.19% of the total issued and outstanding capital stock of the Company (the “Sale Shares”); and

WHEREAS, in accordance with the terms and conditions of this Agreement, the Seller desires to sell and transfer the Sale Shares owned by it to the Purchaser, and the Purchaser desires to purchase such Sale Shares from the Seller.

NOW, THEREFORE, in consideration of the premises and of the mutual representations, warranties and covenants herein contained, the Parties hereby agree as follows:

ARTICLE 1
DEFINITIONS

1.1       Defined Terms. As used in this Agreement, the following terms shall have the respective meanings set forth below:

“Action” means any action, litigation, lawsuit, arbitration, appeal, petition, proceeding, complaint, charge, allegation, claim, suit, mediation, hearing, or investigation by or before any Governmental Authority or inquiry or investigation by any Governmental Authority.

“Affiliate” means, with respect to any Person, any other Person who (at the time when the determination is to be made), directly or indirectly through one or more intermediaries, Controls, is Controlled by, or is under common Control with, the specified Person.

“Agreement” has the meaning set forth in the preamble of this Agreement, and shall include all Schedules and Exhibits.

“Assets” has the meaning set forth in Section 4.10 of Schedule 4.

“Business” means the business and operations of the Company or the Company Subsidiary as conducted and as proposed to be conducted as of the date hereof.

“Business Day” means any day on which commercial banks are open for business in Seoul, Tel Aviv and New York.

“Chechen Project” means a certain project conducted by the Company and completed in 2016 involving sale of battery pack assembly machinery in Chechen Republic.

“Closing” has the meaning set forth in Article 2.4.

“Closing Date” means the date on which the Closing occurs.

“Company” has the meaning set forth in the first recital of this Agreement.

“Company Subsidiary” means Kokam Electronics Co., Ltd.

“Competing Activities” has the meaning set forth in Article 6.8(a).

“Contract” means any contract, agreement, indenture, note, bond, loan or credit agreement, instrument, lease, mortgage, deed of trust, license, commitment or other arrangement, agreement or obligation, whether written or oral.

“Control” (including, with correlative meanings, the terms “Controlled by” and “under common Control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or partnership or other ownership interests, by contract or otherwise.

“Corporate Sellers” means Gyeonggi KT Green Growth Investment Association, Korea Investment Partners Venture Association No. 11, Korea Investment Partners Co., Ltd., Korean Investment Growth Capital Fund No. 17, KoFC Skylake Global Incuvest 4 Private Equity Fund 0901 Co., Ltd., Skylake Growth Champ 2010 5 PEF, IMM Green Tech Fund, IMM Investment 2nd Private Equity Inc., Mirae Asset Venture Investment Co., Ltd., Atinum Investment Co., Ltd., Leading Investment & Securities Co., Ltd., and E-Revolution Private Equity Fund No. 1.

“Disclosed” means matters disclosed in the Disclosure Schedule; provided that nothing in the Disclosure Schedule shall be deemed adequate to disclose an exception to a representation or warranty made herein, unless the Disclosure Schedule identifies the exception and describes the relevant facts and, without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty pertains to the existence of the document or other item itself); provided, further that, the Disclosure Schedule will be arranged in paragraphs corresponding to the lettered or numbered paragraphs contained in the relevant provisions of this Agreement.

“Disclosure Schedule” means the disclosure schedule (including the updated Section 4.19(a) of the Disclosure Schedule in accordance with Section 4.19(a) of Schedule 4 which shall be executed and delivered by the Seller to the Purchaser in form satisfactory to the Purchaser) in respect of Articles 3 and 4 of this Agreement, attached hereto.

“Elcom” means Elcom Co., Ltd.

“Employee Benefit Plan” means any bonus, overtime and night-time (and compensation therefor), days-off, vacation and leave (and compensation for unused days-off, vacation or leave), deferred compensation, severance, termination payment, pension, profit sharing, stock option, Employee stock purchase or other Employee benefit plans, program, agreement, arrangement, fund, policies and rules applicable to a the Company.

“Employees” has the meaning set forth in Section 4.14(a) of Schedule 4.

“Encumbrance” means any liens, charges, encumbrances, security interests, easement, license, option, claim, pledge, mortgage, proxy, right of first refusal, voting trusts or agreements, restriction on title, use, receipt of income, voting sale, disposition, transfer or exercise of any other attribute of ownership, and other equities or third party rights of any nature whatsoever.

“Environmental Law” means any Law in Korea relating to pollution or protection of the environment, health, hygiene or safety, worker’s health, including such Laws relating to the use, handling, transportation, treatment, storage, disposal, emission, release or discharge of hazardous materials.

“ERBSA” has the meaning set forth in Section 4.15(b) of Schedule 4.

“Escrow Account” means the account to be established with the Escrow Agent in accordance with the Escrow Agreement.

“Escrow Amount” means KRW 8,300,000,000.

“Escrow Agent” means the escrow agent as mutually agreed by the Parties.

“Escrow Agreement” means an escrow agreement to be entered into on or after the date of this Agreement between the Purchaser, the Seller and the Escrow Agent in form and substance satisfactory to the parties thereto.

“Final Determination” means the occurrence of any of the following: (i) the parties to the dispute have reached a final settlement agreement in writing with respect to all claims and damages, (ii) a Governmental Authority of competent jurisdiction shall have entered a final and non-appealable order or judgment, or (iii) an arbitration or like panel shall have rendered a final determination or award with respect to disputes the parties have agreed to submit thereto.

“Financial Statements” means (i) the consolidated audited balance sheets of the Company as of December 31, 2017 and the related audited statements of income, changes in shareholders’ equity and cash flows for the year then ended, and (ii) the consolidated unaudited balance sheet of the Company as of June 30, 2018, and the related unaudited statements of income and cash flows as of June 30, 2018.

“Government Official” means any official or employee of any Governmental Authority, or any person acting in an official capacity on behalf of such government, instrumentality or public international organization, or any political party or official thereof, or any candidate for political office.

“Governmental Approvals” means any approval, authorization, consent, order, license, permit, certification qualification, exemption, registration, designation, declaration, filing, waiver or other authorization, issued, granted, given or otherwise made available by or under the authority of any Governmental Authority.

“Governmental Authority” means any government, state or political subdivision thereof, national or supranational body, court, tribunal or any person or body exercising executive, legislative, judicial, regulatory or administrative functions on behalf of any of them and includes all relevant securities commissions, stock exchange authorities, foreign exchange authorities, foreign investment authorities and similar entities or authorities.

“Indebtedness” has the meaning set forth in Article 6.3(f).

“Indemnified Party” means the Seller Indemnified Party or a Purchaser Indemnified Party, as the case may be.

“Indemnifying Party” has the meaning set forth in Article 8.4(a).

“Intellectual Property” means, collectively, all intellectual property and other similar proprietary rights in any jurisdiction or under any international convention, whether owned or held for use under license, whether registered or unregistered, including without limitation such rights in and to: (i) all patents and applications therefore, including all continuations, divisionals, continuations-in-part, and provisionals and patents issuing thereon, and all reissues, reexaminations, substitutions, renewals and extensions therefore, and inventions, invention disclosures, discoveries and improvements, whether or not patentable, (ii) all trademarks, service marks, trade names, brand names, trade dress rights, logos, slogans, corporate names and other source or business identifiers, Internet domain names and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, and all applications, registrations, renewals and extensions thereof, (iii) all copyrights, copyrightable works, works of authorship and moral rights, and all registrations, applications, renewals, extensions and reversions thereof, (iv) all trade secrets (including know-how, recipes, formulae, manufacturing and production processes and techniques, technical data, designs, drawings and specifications), all trade secret rights in any information, formula, pattern, compilation, program, device, method, technique, or process and market and other data, and rights to limit the use or disclosure of any of the foregoing by any Person, (v) all material Software related to the business of the Company (including data and related documentation), (vi) all other intellectual property or proprietary rights in Technology and other proprietary or confidential information, including customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals, and (vii) all claims, causes of action and defenses relating to the enforcement of any of the foregoing used or held for use by or for the Company.

“Interested Party” has the meaning set forth in Section 4.20 of Schedule 4.

“Interested Party Transaction” has the meaning set forth in Section 4.20 of Schedule 4.

“Israel” means the State of Israel.

“IT System” means all computer systems, servers, network equipment and other computer hardware owned, leased or licensed by the Company.

“Key Executive” means each of Chairman Hong, Choong-Yeon Chong, Young-Jae Lee and Seong-Tae Ko.

“Knowledge of Seller” means the actual knowledge of any Key Executive, after due inquiry.

“K-IFRS” means the Korean International Financial Reporting Standards as amended from time to time.

“Korea” means the Republic of Korea.

“Korean Won” or “KRW” means the lawful currency of Korea.

“Law” means any constitution, law, legislation, treaty, statute, ordinance, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority having competent jurisdiction.

“Lease Deposit” has the meaning set forth in Section 4.11(b) of Schedule 4.

“Leased Real Property” has the meaning set forth in Section 4.11(e) of Schedule 4.

“Leases” has the meaning set forth in Section 4.11(b) of Schedule 4.

“Licensed Intellectual Property” has the meaning set forth in Section 4.12(a) of Schedule 4.

“Losses” has the meaning set forth in Article 8.1(a).

“Material Adverse Effect (or Change)” means any circumstance, change, development, event, condition, occurrence, effect or state of facts that, individually or in the aggregate, may be materially adverse or would reasonably be expected to be materially adverse to the business, assets (including intangible assets), liabilities, or financial condition of the Company taken as a whole. Notwithstanding the foregoing, no circumstance, change, development, event, condition, occurrence, effect or state of facts will be deemed to be a Material Adverse Effect (or Change) if (a) it generally affects the industry in which the Company operates, (b) it is the result of any changes to K-IFRS or accounting standards or principles or any change in applicable Laws or the interpretation thereof, (c) it is caused by any and all changes in general economic or political conditions, or (d) it is the result of the execution of this Agreement or the public announcement of the Transaction.

“Material Contracts” has the meaning set forth in Section 4.9(c) of Schedule 4.

“Order” means any judgment, award, decree, ruling or any other order of any Governmental Authority.

“Ordinary Course of Business” means an action taken by a Person only if: (a) such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal day-to-day operations of such Person in compliance with applicable Laws; (b) such action is not required to be authorized by the board of directors of such Person similar in nature and magnitude to actions customarily taken in the ordinary course of the normal day-to-day operations of other Persons that are in the same line of business as such Person.

“Organizational Documents” means the articles of incorporation, bylaws, regulations concerning the board resolutions, corporate registry and other similar documents, instruments or certificates executed, adopted or filed in connection with the creation, formation or organization of a Person, including any amendments thereto.

“Owned Intellectual Property” has the meaning set forth in Section 4.12(a) of Schedule 4.

“Owned Real Property” has the meaning set forth in Section 4.11(e) of Schedule 4.

“Party” or “Parties” has the meaning set forth in the preamble of this Agreement.

“Person” means any individual, partnership, private equity fund, limited liability company, corporation, association, joint stock company, trust, entity, joint venture, labor organization, unincorporated organization, or Governmental Authority.

“Purchase Price” has the meaning set forth in Article 2.2(a).

“Purchaser” has the meaning set forth in the preamble of this Agreement.

“Purchaser Indemnified Parties” has the meaning set forth in Article 8.1(a).

“Relevant Companies” means the Company and the Company Subsidiary.

“Representatives” means, in respect of a Person other than an individual, any of the current partners, owners, shareholders, directors, executives, officers, representatives, members, agents or employees, advisors or representatives.

“Resigning Officers and Directors” means those directors of the Company and officers of the Company, each of whom is listed in Schedule 6.9, who are to resign pursuant to Article 6.9.

“Sale Shares” has the meaning set forth in the first recital of this Agreement.

“Seller” has the meaning set forth in the preamble of this Agreement.

“Seller Bank Account” means the bank account into which the Purchase Price is to be deposited pursuant to Article 2.2(a), as notified by the Seller to the Purchaser in writing at least five Business Days prior to the Closing.

“Seller Indemnifiable Claims” means any Actions, injunctions, judgments, orders, decrees, rulings, damages, decreases in value, penalties, fines, amounts paid in settlement, Liabilities, losses, expenses and costs of defense, including, without limitation, attorneys’ fees and expenses, whether or not involving a third party claim for which the Seller is responsible or otherwise liable hereunder.

“Seller Indemnified Party” has the meaning set forth in Article 8.2.

“Service Agreement” means the service agreement to be entered into on or about the date of this Agreement between the Purchaser and kamur partners co., ltd.

“Shared Intellectual Property” has the meaning set forth in Section 4.12(b) of Schedule 4.

“Software” means (a) any and all computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code and (b) any and all available documentation, including user manuals and other training documentation, related to any of the foregoing.

“Subsidiary” when used with respect to any Party, shall mean any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Party or one or more Subsidiaries of such party or by such party and one or more Subsidiaries of such party.

“Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, revenues, net wealth, asset values, turnover, added value, withholding, local or other reference and statutory, governmental, state, provincial, local or foreign governmental or municipal impositions, duties, contributions, rates and levies (including social security contributions and any other payroll taxes), whenever and wherever imposed (whether imposed by way of a withholding or deduction for or on account of tax or otherwise) and in respect of any Person and all penalties, fines, charges, costs and interest relating thereto.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Technology” means all Software, information, designs, formulae, patterns, algorithms, procedures, methods, techniques, ideas, know-how, discoveries, concepts, research and development, technical data, compilations, compositions, programs, subroutines, tools, databases, materials, specifications, processes, inventions (whether patentable, or unpatentable and whether or not reduced to practice), devices, apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, documentation and other materials used in, incorporated in, embodied in or displayed by any of the foregoing, or used or useful in the design, development, reproduction, maintenance or modification of any of the foregoing.

“Transaction” means the transaction contemplated hereby, including the sale and purchase of the Sale Shares under this Agreement.

“U.S.” means the United States of America.

1.2	Construction and Interpretation.

(a)	Every part of this Agreement shall be deemed to be supplementary and complementary with every other part of this Agreement and shall be read with and construed as a whole as much as practical. This Agreement has been fully reviewed and negotiated by the Parties and in interpreting this Agreement, no weight shall be placed upon which Party or its legal advisor drafted the provision being interpreted.

(b)	Any reference to any documents (including this Agreement) shall be construed as references to that document as it may be modified, amended, supplemented from time to time. Any reference to any law shall include all statutory and administrative provisions consolidating or amending or replacing such law, and shall include all rules and regulations promulgated therein.

(c)	Unless the context otherwise requires, (i) a term has the meaning assigned to it by this Agreement, (ii) the gender of all words used in this Agreement shall include the masculine, feminine, and neuter, (iii) the word “including” shall mean “including, but not limited to”, (iv) terms defined in the singular shall have the corresponding meaning in the plural, and vice versa, (v) all references herein to Articles, Sections, Schedules and Exhibits shall refer to articles, sections, schedules and exhibits, respectively, of this Agreement, and (vi) all captions and headings to Articles and Sections of this Agreement have been inserted for identification and reference purposes only and shall not be used to construe or interpret this Agreement.

ARTICLE 2
PURCHASE AND SALE

2.1       Purchase and Sale. Subject to the terms and conditions contained herein (including the exhibits and schedules attached hereto) the Seller shall sell and transfer to the Purchaser the Sale Shares and the Purchaser shall purchase from the Seller, the Sale Shares, free and clear of any Encumbrance on the Closing Date, provided that the Closing shall only take place upon the contemporaneous closing of the sale and purchase of shares from other shareholders in the Company representing 11,309,718 shares of the Company.

2.2       Purchase Price.

(a)	Subject to Article 2.3, the Purchaser shall pay the purchase price in the amount of KRW 37,782,724,516 (the “Purchase Price”) less the Escrow Amount on the Closing Date to the Seller by wire transfer of immediately available funds to the Seller Bank Account.

(b)	Upon payment of the Purchase Price in accordance with Paragraph (a) in this Article 2.2, the Seller acknowledges and agrees that the Purchaser shall be deemed to have fulfilled its payment obligations to the Seller under this Article 2.2.

2.3       Escrow. Subject to Article 10.7, the Purchaser shall deposit an amount equal to the Escrow Amount into the Escrow Account as security for any Seller Indemnifiable Claims in accordance with the Escrow Agreement. The Parties shall procure that the Escrow Amount is released and be transferred by the Escrow Agent to the Seller as follows.

(a)	First Escrow Release. On the first anniversary of the Closing Date (the “First Escrow Release Date”), the Purchaser shall release and pay 50% of the Escrow Amount by wire transfer of immediately available funds to the Seller Bank Account, less the aggregate amount, if any, of amounts previously deducted from the Escrow Amount by the Purchaser in accordance with this Agreement to satisfy any Seller Indemnifiable Claims.

(b)	Second Escrow Release. On the second anniversary of the Closing Date, the Purchaser shall release and pay 50% of the Escrow Amount by wire transfer of immediately available funds to the Seller Bank Account, less the aggregate amount, if any, of amounts previously deducted from the Escrow Amount by the Purchaser in accordance with this Agreement to satisfy any Seller Indemnifiable Claims from the First Escrow Release Date.

2.4       Closing. Subject to the satisfaction of each condition precedent set out in Article 7 or waiver in writing of such condition precedent by the Purchaser or the Seller, as applicable, the closing of the sale and purchase of the Sale Shares (the “Closing”) shall take place at the office of Shin & Kim, commencing at 10:00 a.m. Seoul time within ten (10) Business Days following the satisfaction or waiver in writing of the conditions precedent set out in Article 7, or such other date and time as the Seller and the Purchaser shall agree in writing.

2.5       Deliveries at Closing. At the Closing, simultaneously with the payment by the Purchaser of the sum prescribed under Article 2.2, the Seller shall deliver to the Purchaser:

(a)	the title to the Sale Shares and all rights attaching to them by effecting a book entry transfer to the Purchaser’s securities account, the details of which shall be notified to the Seller by the Purchaser at least five Business Days prior to the Closing;

(b)	an extract of the shareholders’ registry of the Company duly certified as true and correct by the representative director of the Company evidencing the Purchaser as the registered owner of the Sale Shares;

(c)	a receipt for the Purchase Price;

(d)	an original counterpart or a certified copy of each document set out in Articles 7.3(e) and (g); and

(e)	such other documents, instruments and materials reasonably requested by the Purchaser, including all of the documents required to be delivered under this Agreement.

ARTICLE 3
SELLER REPRESENTATIONS AND WARRANTIES

RELATING TO HIM

The Seller hereby represents and warrants to the Purchaser that the statements contained in this Article 3 are true and accurate as of the date hereof and as of the Closing Date (or, if made as of a date specified below, as of such date) with respect to himself.

3.1       Citizenship and Residence. The Seller is a citizen and resident of Korea.

3.2       Authorization. The Seller has full authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and all actions required to authorize the execution and performance of all obligations of it under this Agreement and any other agreements and documents to which it is a party and the execution of which is contemplated hereunder have been duly taken. This Agreement has been duly executed and delivered by the Seller, and this Agreement constitutes the legal, valid and binding obligation of it enforceable against it in accordance with its terms.

3.3       Absence of Conflicts. The execution, delivery and performance by him of this Agreement will not: (i) violate any applicable Law or Government Approval applicable to it, or (ii) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any agreement or instrument to which the Seller is a party or by which the Seller is bound.

3.4       No Proceeding. There is no Action pending or, to the Knowledge of Seller, threatened against the Seller, at law or in equity, that (i) involves, or could adversely affect, the Sale Shares or his rights thereto or (ii) may have the effect of preventing, delaying, or making illegal the consummation of the Transaction.

3.5       The Sale Shares. It is the record and beneficial owner of, owns, and has good and marketable title to and the legal right and power to sell and deliver, the Sale Shares, free and clear of any Encumbrances. The Sale Shares owned by it are not subject to any put option, tag-along or co-sale right or any similar option or right. Such Sale Shares have been duly authorized, are validly issued, fully paid and non-assessable. It is not a party to any shareholder agreement, voting agreement, subscription agreement, or repurchase or redemption agreement with respect to the Sale Shares owned by it, or any other contract pertaining to the payment of dividends, preemptive rights, capital contributions, director nomination, drag-along, anti-dilution, registration rights, rights of first refusal or other transfer restrictions, or any other rights or obligations with respect to the Sale Shares owned by it.

3.6       Government Approval. No Governmental Approval is required to be obtained by it under the relevant Law in connection with the execution, delivery and performance of this Agreement at or prior to the Closing Date.

3.7       Third Party Consent. The execution, delivery and performance by it of this Agreement and the consummation of the Transaction do not and will not require any consent, approval or action by or notification to any Person.

ARTICLE 4
SELLER REPRESENTATIONS AND WARRANTIES
RELATING TO THE COMPANY

The Seller hereby represents and warrants to the Purchaser that the statements contained in Schedule 4 are true and accurate as of the date hereof and as of the Closing Date (or, if made as of a date specified below, as of such date) with respect to the Relevant Companies, except as Disclosed.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser hereby represents and warrants to the Seller the statements contained in this Article 5 are true and accurate as of the date hereof and as of the Closing Date (or, if made as of a date specified below, as of such date).

5.1       Organization and Existence. It is duly organized, validly existing under the Laws of Korea and has all requisite power and authority required to perform each of its obligations under any agreement contemplated hereunder to which it is a party.

5.2       Due Authorization. It has full authority and capacity to execute and deliver this Agreement and to perform its obligations hereunder and all actions required to authorize the execution and performance of all its obligations under this Agreement and any other agreements and documents to which it is a party and the execution of which is contemplated hereunder have been duly taken. This Agreement has been duly executed and delivered by it, and this Agreement constitutes its legal, valid and binding obligation enforceable against it in accordance with its terms.

5.3       Absence of Conflicts. The execution, delivery and performance by it of this Agreement will not: (i) violate any applicable Law or Government Approval applicable to it, or (ii) violate or conflict with, or constitute (with due notice or lapse of time or both) a default under, any agreement or instrument to which it is a party or by which it is bound, or (iii) violate any term of its Organizational Documents.

5.4       No Proceeding. There is no Action pending or threatened against it, at law or in equity, that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, the consummation of the Transaction.

5.5       Government Approval. Other than those Governmental Approvals listed in Schedule 5.5, no Governmental Approval is required to be obtained by it under the relevant Law in connection with the execution, delivery and performance of this Agreement at or prior to the Closing Date.

5.6       Third Party Consent. The execution, delivery and performance by it of this Agreement and the consummation of the Transaction do not and will not require any consent, approval or action by or notification to any Person.

5.7       Sufficient Funding. On or prior to the Closing Date, the Purchaser will have sufficient cash, available lines of credit or other sources of immediately available funds to satisfy its obligations under this Agreement at Closing, including the payment of the Purchase Price on the Closing Date.

ARTICLE 6
COVENANTS

6.1       General. During the period between the date hereof and the Closing Date, each Party will use its best efforts to take all actions and do all things necessary, proper or advisable to consummate, make effective, and comply with all of the terms of this Agreement and the Transaction applicable to such Party (including satisfaction, but not waiver, of the Closing conditions for which it is responsible or otherwise in control, as set forth in Article 7). Each Party shall cooperate with each other and use best efforts to satisfy each of the conditions precedent for which it is responsible.

6.2       Notices and Filings. Each Party will give any notices to, make any filings with, and use its best efforts to obtain, as soon as practicable any Governmental Approvals, if any, required of such Party for or in connection with the Transaction. Until the Closing, the Seller shall cause the Company to provide the Purchaser with all information and material relating to a business combination report in respect of the Transaction with the Korea Fair Trade Commission or any other filings required to be made with any other Governmental Authority without delay.

6.3       Conduct of Business Prior to Closing. During the period commencing on the date hereof and ending on the Closing Date, except with the prior written consent of the Purchaser, the Seller shall cause each Relevant Company to conduct its business in the Ordinary Course of Business except (i) in compliance with any change in applicable Law or (ii) as contemplated under this Agreement. Without limiting the generality of the foregoing, except as the Purchaser consents in writing in advance, which consent shall not be unreasonably withheld or delayed, the Seller shall cause each Relevant Company not to:

(a)	issue, sell, pledge, transfer, grant, otherwise dispose of or encumber any shares of capital stock or other equity interests of any Relevant Company, convertible bonds, bonds with warrants or any other securities convertible into or exercisable for any shares of capital stock of any Relevant Company or equity interests, any rights, warrants, options, calls or commitments to acquire or related to any shares of capital stock or other equity interests with respect to the Company, any awards under any bonus, incentive or other compensation plan or arrangement which would result in the right to receive shares or other equity interests of any Relevant Company (including the grant of stock options) or modify or amend any right of any holder of outstanding shares of capital stock of, or any options with respect to any Relevant Company;

(b)	enter into, assign, transfer, extend, modify or terminate any Material Contracts;

(c)	amend any of the Organizational Documents of any Relevant Company or take any action with respect to any such amendment or any recapitalization, restructuring reorganization, liquidation or dissolution of any Relevant Company;

(d)	declare, set aside, make or pay any dividend or other distribution, payable in cash, stock or property, with respect to any capital stock or other equity or ownership interest in any Relevant Company;

(e)	take any action that would require resolutions of the shareholders meeting of any Relevant Company, except for those resolutions that may be required to effectuate and carryout the terms and conditions of this Agreement;

(f)	borrow from financial institutions, issue any debt securities or otherwise incur any indebtedness or guarantee any indebtedness; assume, guarantee or endorse any obligations of any other Person (“Indebtedness”) which would result in the increase of the outstanding amount of Indebtedness of any Relevant Company as of the date of this Agreement by more than KRW 50,000,000, in the aggregate;

(g)	sell, transfer, lease, license or otherwise dispose of assets, properties or businesses of any Relevant Company other than inventory in any single transaction in excess of KRW 50,000,000 or series of related transactions in excess of KRW 200,000,000 in the aggregate; incur, create or assume any Encumbrance on any of the assets or properties of any Relevant Company;

(h)	make any change in the accounting methods, policies, practices and procedures of any Relevant Company; change the normal level of inventories or supplies, or alter its practice or policy in collection of accounts receivable or payment of accounts payable, other than in the Ordinary Course of Business;

(i)	split, combine, subdivide, reclassify or redeem, or purchase or otherwise acquire, any outstanding securities of any Relevant Company, or undertake a capital reduction of any Relevant Company;

(j)	take any action to accelerate the payment, funding or vesting of any pension, retirement, savings, profit sharing, deferred compensation, severance, consulting, bonus, group insurance or other compensation or benefits payable thereunder, other than in the Ordinary Course of Business;

(k)	assume or enter into or renegotiate or renew any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization of any Relevant Company;

(l)	make any loans or capital contributions to, or investments in, any other Person;

(m)	settle any pending or threatened claims, actions, arbitrations, disputes or other proceedings;

(n)	make any capital expenditure in excess of KRW 100,000,000 individually or in the aggregate;

(o)	acquire (by merger, consolidation or acquisition of shares or assets) any corporation, partnership or other business organization or division or business unit or material asset thereof or any equity interest therein;

(p)	terminate or permit to lapse any of the Governmental Approvals or any third party consents, exemptions or waivers used in or necessary for legal existence or compliance with Laws applicable to, or the conduct of the business of each Relevant Company;

(q)	enter into any new transaction with its Affiliate, officer or director of any Relevant Company;

(r)	other than pursuant to employment agreements and/or the rules of employment of any Relevant Company existing as of the date of this Agreement, (A) make any material change in the terms and conditions of employment of any Employee or (B) hire, employ or lay off Employees which may incur any liabilities; grant any increase in the compensation of their Employees other than pursuant to employment agreements and/or the rules of employment of any Relevant Company existing as of the date of this Agreement; pay or provide compensation or benefit to its Employees other than pursuant to employment agreements and/or the rules of employment of any Relevant Company existing as of the date of this Agreement;

(s)	have any Tax election made or materially changed; have any claim, notice, audit report or assessment in respect of Taxes settled or compromised (or agreement with respect thereto); execute or agree upon any Tax allocation agreement, Tax sharing agreement, advance pricing agreement, cost sharing agreement, pre-filing agreement, Tax indemnity agreement or closing agreement relating to any Tax entered into; have any annual Tax accounting period or method of Tax accounting changed or adopted; file any Tax petition, Tax complaint or administrative Tax appeal filed; have any right to claim a Tax refund surrendered or foregone; or have any extension or waiver of the statute of limitations period applicable to any Tax claim or assessment consented to; or

(t)	authorize, approve or enter into any agreement, arrangement or commitment with respect to any of the foregoing.

6.4       Preservation of Business. During the period commencing on the date hereof and ending on the Closing Date, except with the prior written consent of the Purchaser, the Seller shall cause each Relevant Company to keep its business and properties substantially intact in all material respects, including its present operations, physical facilities, working conditions, and relationships with lessors, licensors, suppliers, customers, and Employees.

6.5       Notice of Development. During the period commencing on the date hereof and ending on the Closing Date, the Seller will give prompt written notice to the Purchaser of any material adverse development causing a breach of any of the representations and warranties in Articles 3 and 4. No disclosure by the Seller pursuant to this Article 6.5, however, shall be deemed to amend or supplement the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

6.6       Exclusivity. The Seller shall not, and shall cause its Affiliates and its Affiliates’ Representatives not to, directly or indirectly, solicit any inquires or proposals, or enter into any discussions, negotiations, understandings, arrangements or agreements, relating to the direct or indirect disposition, whether by sale, merger or otherwise, of all or any portion of the Sale Shares or the Business or Assets of any Relevant Company to any Person or (ii) disclose, directly or indirectly, to any Person any confidential information concerning any Relevant Company or its Business or Assets except as necessary to consummate the Transaction. If the Seller or any of its advisors receives or becomes aware of an offer for such a transaction, the Seller shall provide the Purchaser with notice thereof no later than three Business Days after the receipt thereof, which notice shall include the identity of the prospective buyer or soliciting party and the terms of such offer.

6.7       Third Party Consents and Notices. Prior to the Closing, the Seller shall, and shall cause the Company to, take necessary actions to obtain written consents from or provide notice to, as applicable, each of the counterparties to the contracts listed on Schedule 6.7.

6.8       Restrictive Covenant.

(a)	In order to ensure that the Purchaser will realize the benefits of the Transaction, the Seller hereby agrees that such Seller shall not, and shall cause its Affiliates not to (other than in case of Route Jade Co., Ltd. and Elcom in their respective Ordinary Course of Business as of the Closing Date), irrespective of any territory, and during five years after the Closing: (i) directly or indirectly, alone or as a partner, joint venture, officer, director, member, employee, consultant, agent, independent contractor or shareholder of, or landlord or lender to, any company or business, engage in any business that is the same, similar or competes with the relevant Business, and any other activity related to such Business (the “Competing Activities”), whether or not for compensation; (ii) induce or attempt to induce any suppliers of any Relevant Company to cease to supply or to restrict or vary supply terms to such company, (iii) solicit or induce any current customer of any Relevant Company to cease to procure products and services from, to restrict or vary terms of products and services procured from such Relevant Company, and/or (iv) solicit, entice or induce any employee of any Relevant Company to terminate his/her employment with such Relevant Company.

(b)	The Parties agree and acknowledge that the breach of Article 6.8 may cause irreparable damage to any Relevant Company and/or the Purchaser and upon breach of any provision of Article 6.8, the Company shall be entitled to injunctive relief, specific performance, or other equitable relief without the requirement to post a bond or other security; provided, however, that the foregoing remedies shall in no way limit any other remedies which such Relevant Company and the Purchaser may have (including the right to monetary damages).

6.9       Resignation. On or prior to the Closing Date, the Seller shall procure that each of the Resigning Officers and Directors voluntarily resign from the Company as an officer or director (such resignation to be effective on the Closing Date), provide a waiver and release of all claims against the Company, and execute and deliver a resignation, waiver and release letter substantially in the form of Exhibit A.

6.10     Shareholders’ Meeting. The Seller shall procure the Company to convene a shareholders’ meeting as soon as possible for the appointment of the persons designated by the Purchaser as directors and the statutory auditor of the Company as of the Closing Date and the approval of the amendment of the articles of incorporation of the Company in the form attached as Exhibit B.

6.11     Release. The Purchaser shall use its reasonable efforts to ensure any guarantees provided by the Seller in respect of any Indebtedness incurred by the Company is released as promptly as possible after the Closing.

6.12     Company Subsidiary Dissolution. Each Party shall use its best efforts to cause the Company to initiate the dissolution and liquidation of the Company Subsidiary as expeditiously as possible.

ARTICLE 7
CONDITIONS PRECEDENT

7.1       Conditions Precedent to the Obligations of the Parties. The obligations of each of the Parties to consummate the Transaction shall be subject to the satisfaction or waiver of all of the following conditions; provided, however, that the foregoing shall be applicable only to a Party to whom the failure of any of the following conditions is not attributable:

(a)	The consummation of the Transaction shall not have been restrained, enjoined or otherwise prohibited or made illegal by any applicable Law;

(b)	No order, injunction, judgment or decree issued by any Governmental Authority or other legal restraint or prohibition preventing the consummation of Transaction shall be in effect; and

(c)	No proceeding initiated by any Governmental Authority shall be pending or threatened that seek to restrain, enjoin or otherwise prevent the consummation of the Transaction.

7.2       Conditions Precedent to the Obligations of the Seller. The obligations of the Seller to consummate the Transaction shall be subject to the satisfaction or waiver by the Seller of all of the following conditions:

(a)	The representations and warranties of the Purchaser set out in Article 5 shall be true and accurate as of the Closing Date;

(b)	The Purchaser shall have in all material respects (except those agreements, covenants and conditions qualified by “materiality,” “Material Adverse Change/Effect” or words of similar meaning, which must be true and correct in all respects) performed and complied with all agreements, covenants and conditions required by this Agreement to be performed or complied with by the Purchaser at or prior to the Closing; and

7.3       Conditions Precedent to the Obligation of the Purchaser. The obligation of the Purchaser to consummate the Transaction shall be subject to the satisfaction or waiver by the Purchaser of all of the following conditions:

(a)	The Seller shall have in all material respects (except those agreements, covenants and conditions qualified by “materiality,” “Material Adverse Change/Effect” or words of similar meaning, which must be true and correct in all such respects) performed and complied with all agreements, obligations, covenants and conditions required by this Agreement to be performed or complied with by the Seller at or prior to the Closing;

(b)	The representations and warranties of the Seller set out in Article 3 shall be true and accurate and the representations and warranties set out in Article 4 shall be true and accurate in all material respects (except those representations and warranties qualified by “materiality,” “Material Adverse Change/Effect” or words of similar meaning, which must be true and correct in all such respects) as of the Closing Date;

(c)	Since the date hereof, there shall not have occurred any Material Adverse Change;

(d)	Chairman Hong shall have delivered a resignation, waiver and release letter signed by each of the Resigning Officers and Directors in the form attached hereto as Exhibit A together with any other documents necessary to complete registration of their resignation;

(e)	The Purchaser, the Seller and the Escrow Agent shall have entered into the Escrow Agreement in accordance with Article 2.3;

(f)	The Seller shall have delivered to the Purchaser a document evidencing convening of a shareholders’ meeting of the Company for the appointment of the persons designated by the Purchaser as directors and the statutory auditor of the Company as of the Closing Date and approval of the amendment to the articles of incorporation of the Company in the form attached hereto as Exhibit B.

7.4       Waiver.

(a)	The Seller may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Article 7.2 by notice in writing to the Purchaser.

(b)	The Purchaser may at any time waive in whole or in part and conditionally or unconditionally the conditions set out in Article 7.3 by notice in writing to the Seller.

ARTICLE 8
INDEMNIFICATION

8.1       Seller’s Indemnification.

(a)	General Indemnity. Subject to Article 8 and the other terms and conditions of this Agreement, the Seller shall indemnify and hold harmless the Purchaser and its respective Affiliates (the “Purchaser Indemnified Parties”) from and against any and all losses, damages, liabilities, costs (including legal costs and experts’ and consultants’ fees), charges, expenses, actions, proceedings, loss of opportunities, claims, demands, fines, interest and penalties (collectively, the “Losses”) that are sustained or incurred by any of the Purchaser Indemnified Parties by reason of, resulting from or arising out of any breach or inaccuracy in any representation or warranty made by such Seller contained in this Agreement, or any breach, violation or non-fulfillment of any covenant, obligation or agreement contained in this Agreement. Regardless of whether the Purchaser or any of its Affiliates or any of their respective Representatives had or should have had knowledge or notice of any facts or circumstances which would result in the breach of, or inaccuracy in, any representation or warranty or the failure of any condition to be satisfied or the breach of any covenant, agreement or obligation hereunder, for purposes of this Agreement, the Purchaser shall not be deemed to have waived such breach or inaccuracy or condition. Actual or constructive knowledge, due diligence investigations, access to information, sophistication, experience, notices and any other actual or deemed sources of information outside the express provisions of this Agreement shall in no way limit the scope of any representation, warranty or condition or heighten any materiality or Material Adverse Effect threshold herein or otherwise expand any qualification or other provision herein beyond what is expressly provided herein.

(b)	Special Indemnities. Without limiting the generality of Article 8.1(a) and notwithstanding the following matters set forth in this Article 8.1(b) being Disclosed, Chairman Hong shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising, directly or indirectly, from or in connection with the matters set forth in this Article 8.1(b).

(i)	Statutory Working Hours and Weekly Holiday Pay. Chairman Hong shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising, directly or indirectly, from or in connection with (i) unpaid or underpaid work allowances under applicable Law payable to an Employee and/or a former employee of the Company; (ii) other payments due by Company to an Employee and/or former employee of the Company under applicable Law and/or by contract; and (iii) violation of any applicable Law relating to the employment of its current and former Employees.

(ii)	Illegal Dispatch. Chairman Hong shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising, directly or indirectly, from or in connection with any illegal dispatch of subcontract workers currently and/or formerly engaged by or related to the Company.

(iii)	Use of Head Office. Chairman Hong shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising, directly or indirectly, from or in connection with the Company’s failure to obtain, or violation of, the relevant Governmental Approval for the use of its head office building located at 30-78 1220 Beongil Gyeongsu-Daero, Jangan-gu, Suwon-si, Gyeonggi-do, Korea.

(iv)	Lease and Use of Warehouse in Agro-Industrial Complex. Chairman Hong shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising, directly or indirectly, from or in connection with the Company’s occupancy of its industrial sites without executing an occupancy contract in compliance with the Industrial Cluster Act.

(v)	Affiliated Transactions. Chairman Hong shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising, directly or indirectly, from or in connection with (A) the Company’s failure to comply with the relevant Laws with respect to the entry into any and all transactions with any of its Affiliates or (B) the agreements entered into with such Affiliates not complying with the relevant Laws.

(vi)	Firebreak at S&C Electric’s Plant. Chairman Hong shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising, directly or indirectly, from or in connection with any Action relating to a firebreak at S&C Electric’s plant located at 3251 W.Franklin Drive, Franklin WI 53132, U.S.A on August 10, 2016 to which the Company is, or becomes, a party.

(vii)	Tax. Chairman Hong shall indemnify and hold harmless the Purchaser Indemnified Parties from and against any and all Losses arising, directly or indirectly, from or in connection with any violation of the representation and warranty under Sections 4.13(g), (h) or (i) (Taxes) of Schedule 4.

(c)	Limitation on the Seller’s Liability:

(i)	Notwithstanding any provision to the contrary in this Agreement, the aggregate liability of the Seller under this Agreement arising as a result of a breach of the representations and warranties contained in Articles 3.1 (Citizenship/Residence), 3.3 (Authorization), 3.6 (The Sale Shares) and Section 4.1 (Organization and Existence) of Schedule 4 shall be unlimited.

(ii)	Subject to Paragraph (i) above, the Seller shall not have any liability for any Loss relating to any individual claim or series of related claims based on a similar set of operative facts unless Loss relating to such claim or series of related claims suffered by the Purchaser is greater than KRW 100,000,000 and the Seller shall not have any liability for the Losses unless and until the aggregate of all Losses for which the Seller shall be liable exceeds on a cumulative basis KRW 1,000,000,000 at which point the Seller shall be responsible for the full amount of such Losses.

(iii)	Subject to Paragraph (i) above, in no event shall the aggregate liability of Chairman Hong under this Agreement arising as a result of a breach of a representation and warranty, whether pursuant to this Article 8.1 or otherwise exceed (i) the Escrow Amount for any and all Losses arising, directly or indirectly, from or in connection with Article 8.1(a), and (ii) KRW 16,600,000,000 for any and all Losses arising, directly or indirectly, from or in connection with the matters set forth in this Article 8.1(b) subject to Article 8.1(c)(iv).

(iv)	For the avoidance of doubt, limitations on the Seller’s liability under Article 8.1(c)(ii) shall not apply to any liability arising pursuant to Article 8.1(b), provided that the Seller shall not have any liability for any Loss under Article 8.1(b)(vi) unless and until the aggregate of all Losses for which the Seller shall be liable exceeds on a cumulative basis USD 1 million at which point the Seller shall be responsible for the full amount of such Losses up to USD 5 million.

(v)	The amount of any Loss for which indemnification is provided under this Article 8 shall be determined net of any amounts actually recovered by the Purchaser Indemnified Party under or pursuant to any insurance policy to which or under which such Purchaser Indemnified Party is a party or has rights (it being agreed that if any insurance, indemnification, reimbursement or similar proceeds are recovered by the Purchaser Indemnified Party for any Loss after the Seller has made an indemnification payment in connection with such Loss, an amount equal to the lesser of such indemnification payment made by the Seller and such proceeds received by the Purchaser Indemnified Party shall as promptly as practicable be remitted to the Seller).

(vi)	Notwithstanding anything to the contrary contained herein, the Parties shall not, in any event, be liable (whether based on breach of contract, tort or otherwise) for (i) any consequential, punitive, incidental or indirect damages or (ii) Losses that arise out of changes in any applicable Law or its interpretation after the date hereof.

8.2       Purchaser’s Indemnification. Subject to the other terms and conditions of this Agreement, the Purchaser shall indemnify and hold harmless the Seller (the “Seller Indemnified Party”) from and against any Losses that are sustained or incurred by any of the Seller by reason of, resulting from or arising out of any material breach or inaccuracy in any representation or warranty made by the Purchaser contained in this Agreement, or any material breach, violation or non-fulfillment of any covenant, obligation or agreement contained in this Agreement.

8.3       Survival Period.

(a)	Except as provided for in Article 8.3(c), all of the representations and warranties contained herein shall survive the Closing hereunder and continue in full force and effect for a period of two years thereafter; provided, however, that (i) the representations and warranties contained in Sections 4.13 (Taxes) of Schedule 4 shall survive until the expiration of the applicable statute of limitations, and (ii) the representations and warranties contained in Section 4.17 (Environmental Matters) of Schedule 4, shall survive for a period of three years thereafter; it being understood that, if notice of any claim for indemnification has been given (within the meaning of Article 10.9) within the applicable survival period, the representations and warranties or the indemnification obligations that are the subject of such indemnification claim shall survive with respect to such claim until such time as such claim becomes the subject of a Final Determination.

(b)	The special indemnification obligations of the Seller set out in Article 8.1(b)(i) (Statutory Working Hours and Weekly Holiday Pay), 8.1(b)(ii) (Illegal Dispatch), 8.1(b)(v) (Affiliated Transactions) and 8.1(b)(vi) (Firebreak at S&C Electric’s Plant) shall survive the Closing hereunder and continue in full force and effect for a period of two years thereafter, and the special indemnification obligations of the Seller set out in Article 8.1(b)(iii) (Use of Head Office) special indemnification obligations of the Seller set out in Article 8.1(b)(iv) (Lease and Use of Warehouse in Agro-Industrial Complex) shall survive the Closing hereunder and continue in full force and effect for a period of three years thereafter, and special indemnification obligations of the Seller set out in Article 8.1(b)(vii) (Tax) shall survive until the expiration of the applicable statute of limitations.

(c)	Representations and warranties set out in Articles 3.1 (Citizenship and Residence), 3.3 (Authorization), 3.6 (The Sale Shares) and Section 4.1 (Organization and Existence) of Schedule 4) shall survive indefinitely.

8.4	Procedure for Indemnification

(a)	Notices of claims under this Agreement by any Indemnified Party shall be given to the Purchaser or the Seller, as the case may be (the “Indemnifying Party”) within the relevant period specified in Article 8.3, but in any event no later than 60 calendar days after such Indemnified Party’s first becoming aware of such claim. In case of claims for inaccuracy in or breach of representations and warranties, such notice shall be made within the relevant survival period pursuant to Article 8.3. Such notice of claim shall specify in reasonable detail the factual basis of the claim and a non-binding estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event). If any Party fails to give notice required pursuant to this Article 8.4(a) within the relevant period specified in Article 8.3, such Party shall not be entitled to make the relevant claim under this Agreement. Upon receipt of such notice, in the event that the Indemnifying Party does not agree with the contents of such notice of claim, it must notify the Indemnified Party of such disagreement within 14 Business Days of receiving the notice of claim, and the Parties agree to resolve such dispute through Article 10.3.

(b)	If any claim is instituted by a third party against any Indemnified Party, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defense of such claim by advising the Indemnified Party of its election within 15 days of the date it receives notice of the claim. Even if the Indemnifying Party elects to participate in or assume control of such negotiation, settlement or defense, the Indemnified Party shall have the right to participate in the negotiation, settlement or defense of such third party claim and to retain counsel to act on its behalf; provided, however, that the fees and disbursements of such counsel shall be paid by the Indemnified Party. The Indemnified Party shall cooperate at the Indemnifying Party’s expense with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defense and for this purpose shall preserve all relevant documents in relation to the third party claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the third party claim. If, having elected to assume control of the negotiation, settlement or defense of the third party claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defense with reasonable diligence, then the Indemnified Party shall be entitled to assume such control at its own cost and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such third part claim, provided, however, that in no event shall the Indemnified Party settle the proceeding without the prior written consent of the Indemnifying Party, which shall not be unreasonably withheld, delayed or conditioned.

8.5       Adjustment of Purchase Price. Any payment to the Indemnified Parties under this Article 8 will be, to the extent permitted by applicable Laws, an adjustment to the Purchase Price.

8.6       Governmental Approvals. In the event that any Governmental Approvals are necessary in connection with any payment to be made by the Seller pursuant to the Seller’s indemnification obligations set forth under this Article 8, the Seller hereby agrees to execute and deliver all such documents, and do all such things, as may be required, for purposes of obtaining any such Governmental Approval.

ARTICLE 9
TERMINATION

9.1       Termination. This Agreement may be terminated by written notice to the other Party at any time prior to the Closing Date:

(a)	by the written agreement of the Purchaser and the Seller;

(b)	by either Party, if the other Party shall have breached, in any material respect, any of its representations, warranties, covenants or other obligations under this Agreement and such breach shall be incapable of cure or has not been cured within 15 Business Days following the giving of written notice of such breach to the other Party;

(c)	by the Purchaser, if any of the conditions in Article 7.1 or 7.3 shall not have been, or is or becomes incapable of being satisfied, unless such failure shall be due to the failure of the Purchaser to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, and the Purchaser has not waived such condition, and the non-satisfaction is not due to a failure by the Purchaser to fulfill its obligations under this Agreement;

(d)	by the Seller, if any of the conditions in Article 7.1 or 7.2 shall not have been, or is or becomes incapable of being satisfied, unless such failure shall be due to the failure of the Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing, and the Seller have not waived such condition, and the non-satisfaction is not due to a failure by the Seller to fulfill its obligations under this Agreement;

(e)	by either Party, if a Law has been promulgated or enacted that makes illegal the performance of this Agreement as at the Closing, or an Order that enjoins or restrains the performance of this Agreement as at the Closing has become final and non-appealable;

(f)	by the Purchaser, if a Material Adverse Effect (or Change) has occurred after the date hereof and before the Closing;

(g)	by the Purchaser, if (i) an Order has been made, petition filed or resolution passed for the winding up, dissolution or liquidation of the Company or for the appointment of a liquidator, custodian or trustee for all or substantially all of the property or assets of the Company or for an administration order in respect of the Company, (ii) the Company has commenced any other proceeding for itself under any bankruptcy, reorganization, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation or similar law of any jurisdiction, and there has not been commenced against the Company any such proceeding, or (iii) any public auction, foreclosure, attachment, execution or other process has been levied on any assets of the Company;

(h)	by the Seller, if (i) an Order has been made, petition filed or resolution passed for the winding up, dissolution or liquidation of the Purchaser or for the appointment of a liquidator, custodian or trustee for all or substantially all of the property or assets of the Purchaser or for an administration order in respect of the Purchaser, (ii) the Purchaser has commenced any other proceeding for itself under any bankruptcy, reorganization, arrangement, adjustment of debt, release of debtors, dissolution, insolvency, liquidation or similar law, as applicable, of any jurisdiction, and there has not been commenced against the Purchaser any such proceeding, or (iii) any public auction, foreclosure, attachment, execution or other process has been levied on any assets of the Purchaser; or

9.2       Effect of Termination. If this Agreement is terminated pursuant to Article 9.1, this Agreement shall become void and of no effect without liability of any Party (or its Affiliates or any of its Representatives) to the other Party; provided, however, that nothing herein shall relieve any Party from liability for any breach hereof prior to such termination; provided, further, that the provisions of Articles 1, 8, 9 and 10 shall survive any termination of this Agreement.

ARTICLE 10
MISCELLANEOUS

10.1       Taxes and Expenses. Except as otherwise expressly provided in this Agreement, each Party shall be responsible for and bear its own taxes, fees, costs and expenses imposed, levied, assessed or incurred on or by the Party for or in connection with the negotiation, preparation, execution and performance of this Agreement and the Transaction, including, without limitation, fees and disbursements of legal counsel.

10.2       Confidentiality and Public Announcements. Each Party shall maintain in confidence, and shall cause its Representatives to maintain in confidence, any written, oral, or other information obtained in confidence from the other Party or the Company in connection with this Agreement or the Transaction, unless (i) such information is already known to such Party or to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party, (ii) the use of such information is necessary or appropriate in making any filing or obtaining any Governmental Approvals required for the consummation of the Transaction, or (iii) the furnishing or use of such information is required by applicable Laws. The foregoing confidentiality obligations shall not apply to the Purchaser with respect to confidential information concerning the Company from and after the Closing. Further, the Parties shall not make or issue any press release or public disclosure without the prior consent of the other Parties in relation to the execution, content, and termination of this Agreement; provided, however, that the Purchaser, alone or jointly with its Affiliate(s) and/or the Company, may, without the prior consent of the Seller, make or issue a press release(s) and/or a public announcement or disclosure(s) as may be required under applicable Laws or other relevant requirements of a securities exchange after it has notified the Seller of such fact.

10.3       Governing Law; Dispute Resolution.

(a)	This Agreement and all disputes arising out of or in connection with this Agreement shall be governed by, interpreted under, and construed and enforceable in accordance with, the Laws of Korea.

(b)	Any dispute arising out of or in connection with this Agreement, including any question regarding its existence, validity or termination, shall be referred to and finally resolved by arbitration under the Rules of the International Chamber of Commerce, which Rules are deemed to be incorporated by reference into this clause. The number of arbitrators shall be three. The seat, or legal place, of arbitration shall be Hong Kong. The language to be used in the arbitral proceedings shall be English. Any arbitration award shall be final and binding upon the Parties.

10.4       Assignment. This Agreement and each and every covenant, term and condition hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Neither Party may assign any of its rights or delegate any of its obligations under this Agreement without obtaining the prior written consent of the other Party; provided, however, that the Purchaser may assign all of its rights or delegate all of its obligation under this Agreement to its Affiliate by providing a written notice in advance to the Seller.

10.5       Entire Agreement. This Agreement and the Escrow Agreement constitute the entire agreement between the Purchaser on one hand and the Seller on the other hand in respect of the subject matter hereof and supersedes any prior expressions of intent or understandings with respect thereto; provided, however, that nothing in this Agreement, the Escrow Agreement or related agreements shall be deemed to terminate or supersede the provisions of any confidentiality and nondisclosure agreements executed by the Parties hereto prior to the date hereof, which agreements shall continue in full force and effect until terminated in accordance with their respective terms.

10.6       Amendments and Waivers; Remedies Cumulative. This Agreement may be amended or modified only by an instrument in writing duly executed by the Parties. Any amendment or waiver effected in accordance with this Article 10.6 shall be binding upon the Parties hereto their respective assigns, successors, heirs, executors and administrators. The failure or delay of either Party to require performance by the other Party of any provision of this Agreement shall not affect its right to require performance of such provision nor shall any single or partial exercise of the same preclude any further exercise thereof or the exercise of any other right, power or remedy.

10.7       Set off. The Purchaser shall utilize or exhaust in full the Escrow Amount before proceeding against the Seller with respect to any Seller Indemnifiable Claims.

10.8       Severability. If any provision of this Agreement is found to be invalid or unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable and to provide for the consummation of the Transaction on substantially the same terms as originally set forth herein, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement, which shall remain in full force and effect unless the severed provision is essential to the rights or benefits intended by the Parties. In such event, the Parties shall use best efforts to negotiate, in good faith, a substitute, valid and enforceable provision or agreement which most nearly affects the Parties’ intent in entering into this Agreement.

10.9       Notices. Each notice, demand or other communication to be given or made under this Agreement shall be in writing and delivered by hand or internationally recognized overnight air courier or transmitted by facsimile to the relevant Party at its address or fax number set out in Schedule 1 (or such other address or fax number as the addressee has by seven days’ prior written notice specified to the other Party). Any notice, demand or other communication so addressed to the relevant Party shall be deemed to have been duly given (a) if delivered by hand or internationally recognized overnight air courier, when actually delivered to the relevant address, and (b) if transmitted by fax, when dispatched with a simultaneous confirmation of transmission, provided that if such day is not a working day in the place to which it is sent, such notice, demand or other communication shall be deemed delivered on the next following working day at such place.

10.10       No Third Party Beneficiary. This Agreement is solely for the benefit of the Parties and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give to any other third party, including any creditor, any remedy, claim, liability, reimbursement, cause of action or other right.

10.11       Language; Counterparts. This Agreement shall be executed in the English language. This Agreement may be executed in counterparts, each of which shall be deemed to constitute an original but all of which shall constitute one and the same instrument. Any facsimile copy of another Party’s executed counterpart of this Agreement (or its signature page thereof) shall be deemed to be an executed original thereof.

10.12       Effectiveness. This Agreement shall take effect and become legally binding upon the execution of all of this Agreement, the Service Agreement, and all of the share purchase agreements with each of the Corporate Sellers.

[Signature page follows]

Signature Page to Share Purchase Agreement

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be executed as of the date first above written.

SELLER:

JI JUN HONG

By: ________________________

Date of Birth: ________________

Signature Page to Share Purchase Agreement

PURCHASER:

SolarEdge Technologies Korea Co., Ltd.

By: ________________________

Name:

Title: